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                                                                     Exhibit 11


                    CALCULATION OF PRIMARY EARNINGS PER SHARE
            (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)





                                                         Three months ended                                   Nine months ended
                                                             December 31,                                         December 31,


                                              1996                        1995                            1996                  1995
                                              ----                        ----                            ----                  ----
Weighted average common shares
and common share equivalents
outstanding                                   22,982,606            23,108,433                      23,037,580            23,156,263

Net income                                        $5,625                $4,089                         $16,309               $17,610

Earnings per share - primary and
fully diluted                                       $.24                  $.18                            $.71                  $.76
